PURCHASE AGREEMENT

Drawn up at Tel Aviv with effect from 16 February 2014

between **Shoshana Zigdon**
I.D. 059680108
Of 43 Shimon Ben Zvi Street, Givatayim
("Shoshana" or "the seller")

Of the one part

and

My Size Israel 2014 Ltd., Company No. 515036895
Of 9 Menachem Street, Bnei Brak
("the company" or "the purchaser")

Of the other part

Whereas Shoshana alone thought of and began promoting a venture for collecting people's physical data by means of mobile electronic devices (including smartphones, tablet computers and other mobile devices) in order to use the data collected to fit items of clothing to the measurements of the person whose measurements have been collected (hereinafter: " **the venture**");

And whereas On 20.1.2013 Shoshana filed an application for registration of Patent No. PCT/IL2013/050056 for a method of collecting data for measurement purposes ("**the method**" and "**the patent application**" respectively);

And whereas As at the date of signature of this agreement the company does not engage in any activity related to, in competition with, similar to and/or overlapping with the venture;

And whereas The company has informed Shoshana that it wishes to purchase all Shoshana's rights in the venture, in the method and in the patent application (**"the property being sold"**) and to act to promote, develop and commercialize the venture itself, including by means of the method;

And whereas The parties wish to put the points of agreement between them in writing, in accordance with and subject to the provisions of this agreement above and below;

Now therefore it has been agreed, stipulated and declared between the parties as follows:

.1 <u>Interpretation</u>

.1.1 The preamble and appendices to this agreement form an integral part thereof.

.1.2 The clause headings in this agreement are for convenience only, and are not to be taken into account in interpreting this agreement.

.1.3 In this agreement the expressions set out below shall be given the meaning stated opposite them, unless another meaning appears from the substance of the matter:

"the patent application"	Application Number PCT/IL 2013/050056 which was filed under the Patent Cooperation Treaty (PCT) on 20.1.2013, a copy of which is attached hereto as **<u>Appendix A</u>** to this agreement
"the patent"	The patent application and the patent which will be granted under the patent application, if it is granted, including any amendment and/or additional application as a result of division of the patent application and any continuing patent or patent application based on the abovementioned application

2. **<u>The parties' declarations</u>**

Shoshana hereby declares as follows to the company:

.2.1 The method and the patent application are her invention, and are free and clear of any lien and/or attachment and/or other third party right. Shoshana has not granted any right in connection with the venture, the patent or the method to any third party.

2.2. There is no impediment under any agreement or law preventing her from entering into this agreement with the company and selling it all her rights in the method and the patent application in accordance with the provisions of this agreement.

2.3. She is not aware of any claim (including the threat of a claim) against her or any other legal proceeding involving allegations against her rights in the venture, the patent and/or the method and she is not aware of circumstances which could justify such claim or legal proceeding. She has not received any notice that her rights in the venture, the patent and/or the method infringe a right of any third party and she is not aware of any basis for such allegations.

2.4. She is not insolvent and will not be insolvent as a result of selling her rights in the venture, the patent and/or the method.

The company hereby declares as follows to Shoshana:

2.5. That there is no impediment under any law and/or agreement and/or otherwise to it entering into this agreement, subject to fulfillment of the suspensive condition.

2.6. The company will take reasonable steps from a commercial point of view to develop the venture itself and/or by means of subcontractors, using the knowledge, ability, expertise, qualifications, tools, means, facilities and experience necessary to develop the venture, including computer applications intended for use in mobile telephones and tablet computers, with skill and at a high professional standard.

2.7. Any third party who engages in the development and/or commercialization of the venture and/or the method will enter into confidentiality and non-competition agreements with the company on the customary terms.

2.8. The company undertakes to promote the venture at its own expense by reasonable means from its point of view.

2.9. That it has examined the information which Shoshana has given it in connection with the venture, including the patent application and the method, including by means of its advisers and professional people, and has found them suitable for its purposes. In addition, the company waives any claim of non-conformity of the patent application, the method and the venture with the company's purposes and/or requirements, except as set out below in this agreement.

2.10. The company declares that Shoshana's aforesaid rights are being sold to it "**AS IS**" without any declaration and/or representation, whether express or implied, by Shoshana and/or anyone on her behalf, except as set out in clauses 2.1 -2.4 above.

2.11. The company declares and undertakes that it will keep proper books of account. The company's financial statements will be drawn up according to accepted accounting principles, which will be applied in a manner consistent with the financial statements which preceded them and will properly, fully and accurately reflect the state of the company, including its liabilities, debts, rights, assets and bad debts as at the date of drawing them up, including, but without derogating from the generality of the aforesaid, in connection with the venture.

2.12. The company will insure its activities in accordance with its insurance advisers' recommendations and as is usual for a company operating in its field of business and of its scale of activity.

2.13. The company may transfer ownership of the property being sold and/or of the rights in the property being sold and/or may grant any rights in the patent and/or the venture to a third party, provided that Shoshana's rights under the agreement are preserved.

.3 **Patents and intellectual property**

.3.1 The parties shall consult with each other regarding filing new applications and/or continuing applications for registration of patents with regard to the intellectual property relating to the venture, the patent and/or the method. To remove doubt it is clarified that discretion in everything concerning the protection, maintenance and preservation of the patent and of the intellectual property of the company, including the intellectual property relating to the method and the patent, is granted to the company exclusively.

3.2. The company shall bear all the expenses of registration, maintenance and preservation of the patent and all the expenses of registration, maintenance and preservation of the company's intellectual property relating to the venture and/or the method, in accordance with the company's decisions.

3.3. The company declares and agrees that sub-licences under the patent and/or in connection with the method shall only be granted by written agreement compatible with the provisions of this agreement and a copy thereof shall be forwarded to Shoshana after signature thereof. The licences shall include confidentiality, non-competition and right of examination clauses and termination clauses in accordance with what is customary.

3.4. To remove doubt it is hereby clarified that developments, improvements, knowledge and information which the company develops and/or accumulates after signature of this agreement shall be the company's property.

3.5. The parties shall assist each other and shall take the actions required to give effect to the parties' rights under this agreement and to protect their rights.

3.6. If a third party infringes the patent and the company decides that it does not wish to take steps against the infringing party, Shoshana may request the company to allow her to act by herself against the infringing party in order to protect her rights under the agreement (right to royalties) and the company shall not refuse to give its consent except on reasonable grounds.

3.7. Amounts received by the company, if received as a result of claims against third parties who have infringed the patent, if and to the extent that they are made, shall be deemed to be the company's income for the purpose of payment of royalties as stated below, subject to and after refund of the legal expenses which the company has borne.

.4 **The sale**

Subject to the company's undertakings under this agreement and the fulfillment of the suspensive condition, Shoshana hereby sells to the company, and the company hereby purchases from Shoshana, the property being sold and all her rights of any kind in the property being sold, free and clear of any third party right.

In accordance therewith, within 30 days after fulfillment of the suspensive condition deeds of transfer of rights and/or any other document required by the company in order to transfer ownership of the patent application into the company's name shall be signed in the customary form in order for them to be submitted to the Registrar of Patents.

.5 **Consideration**

5.1. In return for the property being sold the company undertakes to pay Shoshana 18% of the company's operating profit, directly and/or indirectly connected with the venture and/or the method and/or the commercialization of the patent plus VAT in accordance with the law ("**the royalties**" or "**the consideration**") for a period of 7 years from the date of the end of the development period of the venture.

5.2. It is hereby clarified that Shoshana's right to consideration as defined above shall apply even in the event of cancellation/rejection/expiry and/or non-receipt of the patent for any reason.

5.3. Advance payments on account of royalties shall be paid to Shoshana once a quarter, within 14 days after approval of the company's reviewed financial statements, except with regard to the fourth quarter, which shall be paid after approval of the company's audited financial statements. On payment of the royalties a report signed by an accountant shall be attached, which shall set out the sum of royalties to which Shoshana is entitled, including the manner of calculation thereof ("**the report**"). Payment shall be made against presentation of a tax invoice in accordance with the law. Adjustments for royalties shall be made in accordance with the company's audited annual statements.

Income of the company which is received in a currency which is not NIS, from which the amount of the royalties must be calculated, shall be converted into NIS at the last relevant representative rate of exchange known on the last day of the quarter for which the royalties are being paid.

6. **Right of examination**

6.1 The company undertakes to maintain separate bookkeeping with regard to the venture and the patent, including in connection with the development, marketing and commercialization of the venture, the method and the patent.

6.2 The company undertakes to enable Shoshana and/or someone acting on her behalf to have access to the company's books of account at any time and to copy the information contained in the company's books of account in order to enable Shoshana to monitor compliance with the provisions of this agreement.

7. **Liability, responsibility and indemnity**

7.1 The company hereby undertakes to be liable to Shoshana and/or anyone acting on her behalf and to indemnify them for any damage, loss, loss of profit, payment or expense (including advocate's fee and costs of action) caused to them as a result of a demand, claim or action by any third party for any reason in connection with the venture, the patent and/or the method, unless the cause of action is the result of contravention of Shoshana's representations as set out in this agreement.

7.2 It is hereby clarified that Shoshana shall not have any liability to the company and the company hereby completely and irrevocably exempts Shoshana from any demand, claim or action in connection with the venture, the patent and/or the method, except in connection with contravention of any of the representations set out in clauses 2.1 -2.4 above.

7.3 The company undertakes not to use Shoshana's name in any publication and/or communication and/or offer which it makes as a result of entering into this agreement, except after receiving Shoshana's advance written agreement to the form and nature of the publication.

8. **The suspensive condition**

This agreement shall come into effect subject to the fulfillment of the following suspensive condition:

Receipt of the approval of the competent organs of the company for performance of the transaction in accordance with the provisions of Section 270(4) of the Companies Law, 5759-1999, and after receipt of an expert opinion on the amount of the payments to which Shoshana is entitled.

If the suspensive condition is not fulfilled after 60 days have elapsed from the date of signature of this agreement, each party shall have the right to extend the period for

fulfillment of the suspensive condition by up to 40 further days ("**the postponed date**"). If the suspensive condition is not fulfilled by the postponed date, the transaction which is the subject of this agreement shall be null and void, the parties shall be released vis-à-vis each other from performance of the transaction which is the subject of this agreement and the parties shall be deemed to have waived any claim and/or demand and/or action vis-à-vis each other in connection with the transaction which is the subject of this agreement.

9. **Period and conclusion**

9.1 This agreement shall come into effect on the date of fulfillment of the suspensive condition.

9.2 Each of the parties may bring the agreement to an immediate conclusion in the event of material breach by the other party, which has not been remedied within 45 days from receipt of written notice of the breach, or in the event of non-material breach of one of the clauses of this agreement which has not been remedied within 90 days from receipt of written notice of the breach.

9.3 Without derogating from the aforesaid, Shoshana may repurchase the property being sold from the company on the occurrence of one or more of the following events: (a) If an application for liquidation of the company and/or an application for appointment of a receiver for the company and/or for a significant part of its assets has been filed, and /or an attachment has been imposed on a significant part of the company's assets, and the application or the attachment – as the case may be – has not been cancelled within 60 (sixty) days from the date of filing them; or (b) If at the end of 7 years from the date of signature of this agreement the amount of the company's income directly and/or indirectly accumulated in connection with the venture and/or the method and/or the commercialization of the patent is less than NIS 3.6 million ("**the option to repurchase the property being sold**"; each of the abovementioned dates – "**the determining date of the option period**").

9.4 The option to repurchase the property being sold shall come into effect on the determining date of the option period and shall terminate 90 days thereafter ("**the option period**"). The company undertakes to give Shoshana written notice if at the end of 7 years from the date of signature of this agreement the amount of the company's income directly and/or indirectly accumulated in connection with the venture and/or the method and/or the commercialization of the patent is less than

NIS 3.6 million. The option shall be exercised by giving written notice to the company, during the option period, of Shoshana's wish to repurchase the property being sold ("**notice of exercise of the option**").

9.5 If Shoshana gives the company notice of exercise of the option, she may repurchase the property being sold at a market price to be determined by an external and independent valuer, who shall be chosen by agreement by the parties, and the audit committee shall conduct the negotiations on behalf of the company to determine the identity of the valuer. In the absence of agreement on the identity of the valuer, the valuer shall be appointed by the president of the Institute of Certified Public Accountants in Israel. If one of the parties appeals against the valuation, with the company's decision to appeal being made by the audit committee of the company, the parties shall approach another agreed valuer from one of the four large accounting firms in Israel (and in the absence of agreement he shall be chosen by the president of the Institute of Certified Public Accountants) and an average shall be taken of the two valuations which are received. The parties shall bear the valuers' fees and all the expenses of the valuation in equal shares.

9.6 After receiving the valuation Shoshana may retract her intention to purchase the property being sold, provided that she gives written notice to the company that she retracts her intention to purchase the property being sold within 30 days from the date of receiving the valuation and subject to her refunding the company the expenses borne by it in respect of the valuation, as conveyed to her by the company's accountant within 15 days from the date of receiving the valuation, if they were conveyed to her by the company. If the company does not give Shoshana details of the expenses borne by it as aforesaid, the company shall be deemed to have waived its right to receive a refund of its expenses in a case where Shoshana chooses to retract her intention to repurchase the property being sold from the company.

9.7 If Shoshana does not give written notice to the company of the retraction of her intention to purchase the property being sold as stated in clause 9.6 above, the property being sold shall be sold to Shoshana within 60 days from the date of receiving the other valuation against payment in cash at the value of the property being sold according to the valuation.

10. **Confidentiality and non-competition**

10.1 The parties hereby undertake to keep the confidential information, as defined below, completely confidential and they undertake to refrain from making use of it and/or disclosing it to others and/or publishing and/or using or exploiting it in any manner – whether directly or indirectly – other than for the purpose of the venture and/or commercialization of the patent by the company as stated in this agreement.

"**confidential information**" - all the technical and/or business information, knowledge, specifications, records, samples, models, data, analyses, findings and estimates in connection with the venture, verbal and/or by means of documents and/or models in connection with the venture, including; economic, commercial, business, technological data, marketing plans and policy in Israel and abroad, price composition and policy, development data of new products, market surveys, information and data about marketing, price policy, customer base, suppliers of raw materials, developments, patents and intellectual property (whether registered or not), inventions, research and development knowledge, etc. and any other professional, business, economic and/or financial information which is deemed to be confidential information belonging to Shoshana and/or the venture.

This undertaking shall not apply to any part of the information which becomes common knowledge other than as a result of breach of the undertaking set out in this clause and to any part of the information which either of the parties is obliged to disclose under any law, including a demand of a competent authority.

10.2 Shoshana is aware that the company is a public company whose shares are traded on the Tel Aviv Stock Exchange Ltd and that it is subject to various provisions of law, and she therefore undertakes to forward to the company, immediately upon its demand, any information in her possession in connection with the venture and required by the company, including for the purpose of prospectuses, financial statements and immediate reports and compliance with the provisions of the laws which apply to it.

10.3 Shoshana undertakes not to compete with the company directly or indirectly in anything relating to the property being sold and/or the venture and/or the method for a period of 7 years from the date of the end of the development period of the venture.

11 **Miscellaneous**

11.1 This agreement exhaustively covers all that has been agreed upon between the parties relating to the subject of this agreement and no negotiations, declaration, representation, memorandum of understanding, undertaking and/or agreement, if any, whether in writing or verbal, whether express or implied, between the parties before signature of this agreement shall have any relevance.

11.2 The parties agree that all matters relating to this agreement shall be submitted to and heard by the competent court in Tel Aviv, and that the jurisdiction of any other court and/or tribunal shall be excluded. The statutes and laws of Israel shall apply to this agreement and it shall be interpreted in accordance with such statutes.

11.3 If the scope or period of any undertaking under this agreement or of any part thereof is found to exceed the scope and/or period permitted by law, that undertaking shall be deemed to stipulate the maximum scope and/or period permitted by law.

11.4 If any clause of this agreement is found by a court to be unenforceable under the applicable law, such clause shall be deleted from this agreement and the remaining clauses shall be interpreted as if the abovementioned clause had been deleted and shall be enforceable according to their terms. In such a case this agreement shall be given the broadest interpretation in accordance with and subject to the provisions of the law and the parties' intentions.

11.5 No alteration of this agreement shall be valid unless it is made in writing, signed by the parties and states that its intention is to alter this agreement.

11.6 Conduct by either of the parties shall not be deemed to be waiver of any of its rights under this agreement or under any law and/or as waiver or consent on its part to any contravention or non-fulfillment of any term, unless the waiver, consent, rejection, alteration, cancellation or addition has been made expressly and in writing.

11.7 Without derogating from the generality of the aforesaid, a party's waiver or failure to insist on compliance with any provision by the other party in one instance or in a series of instances shall not constitute waiver or bind it in any manner in any other instance.

11.8 The addresses of the parties to this agreement are as stated in the preamble thereto, and any notice sent by registered post by one party to the other at the aforesaid address or to another address of which written notice was given by one

party to the other shall be deemed to have been received by the addressee 72 hours from the time of handing it over for delivery at a post office in Israel, and if delivered by hand- at the time of delivery thereof, and if sent by facsimile – on the first business day after sending it, on condition that a fax machine transmission confirmation printout was received.

11.9 It is clarified that the parties shall not be permitted to set off any amounts or any part thereof arising from debts and/or reciprocal obligations which either of the parties has to the other party.

In witness whereof the parties have signed

________________	____________________
Shoshana Zigdon	**My Size Israel 2014 Ltd**